Exhibit 10.11
Summary for Taipei Office Lease:
•	Office address

•	Leasing period is from 08/25/2007 to 08/31/2009

•	From 08/25/2007 to 09/30/2007, the rental is TN $164,940 per month (including tax) and from 10/01/2007 to 08/31/2009, the rental is TN $202,450 per month (including tax)

•	Right after signing the contract, the leasee should prepare 12 checks one time for the first year and pay it monthly. It is the same for the second year as well and the leasee must prepare 12 checks and give them to lessor before 8/15/2008

•	The leasee should pay the deposit of TN $606,320. Among the amount, TN $411,320 was transferred from previous rental contract and TN $195,000 should be paid by cash right after the leasee signs the contract

•	The lessor will pay the property tax and land tax while the leasee will be responsible for utilities, telecommunication and management fees

•	The place only used for office not for other purposes like apartments, dining room and kitchen, and also the leasee cannot use the place to engage in other illegal businesses

•	The leasee cannot use the place to store illegal or dangerous stuffs

•	The leasee cannot sublease or lend the place to other parties

•	When the contract is due, the leasee should return all the stuffs without any damage and then the lessor will return the deposit without interest